Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Inpixon and Subsidiaries Form S-3 [File No. 333-256827]; Form S-1 [File No. 333-233763]; Forms S-8 [File No. 333-261282]; [File No. 333-256831]; [File No. 333-237659]; [File No. 333-234458]; [File No. 333-230965]; [File No. 333-229374]; [File No. 333-224506]; [File No. 333-216295]; and [File No. 333-195655] of our report dated March 20, 2023 with respect to our audits of the combined carved-out financial statements of Design Reactor, Inc. and Subsidiaries as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, which report appears in the Current Report on Form 8-K dated March 20, 2023.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 20, 2023